Exhibit 5.1



                                November 18, 1997


Board of Directors
Burlington Resources Inc.
5051 Westheimer
Houston, Texas 77056


Re:      Post-Effective Amendment No. 1 on Form S-8 to Form S-4
         Registration Statement;
         LL&E Employee and Director Option Plans

Gentlemen:

         I am Senior Vice President, Law, of Burlington Resources Inc., a Delaware corporation (the "Company"), and have acted as counsel for the Company in connection with the Company's Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement, dated November 18, 1997 (the "Post-Effective Amendment"), relating to the registration under the Securities Act of 1933, as amended, of the offering of up to 1,957,257 shares (the "Shares") of the common stock, par value $.01 per share, of the Company for issuance pursuant to The Louisiana Land and Exploration Company 1997 Long-Term Stock Incentive Plan, The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan, The Louisiana Land and Exploration Company 1995 Stock Option Plan for Non-Employee Directors and The Louisiana Land and Exploration Company 1990 Stock Option Plan for Non-Employee Directors (the "Plans").

         As the basis for the opinion hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies. In this opinion, the Shares include the associated rights that may be issued with the Shares pursuant to the Rights Agreement dated as of December 16, 1988, as amended by Amendment No. 1 dated February 23, 1989 and Amendment No. 2 dated September 30, 1996, between the Company and The First National Bank of Boston as rights agent.

         Based on the foregoing and on such legal considerations as I have deemed relevant, I am of the opinion that:

         (1) The Shares have been duly and validly authorized by the Company.

         (2) Upon the issuance by the Company of the Shares and the payment therefor pursuant to the Plans, the Shares will be validly issued, fully paid and non-assessable.

         I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and the reference to me in the Post-Effective Amendment under the heading "Interests of Named Experts and Counsel."

                                                Very truly yours,



                                                L. David Hanower
                                                Senior Vice President, Law


                                       30